Type:         424B3
Sequence:         1
Description:          PROS. SUPPLEMENT FILED PURSUANT TO RULE 424 (B) (3)


                                        Filed under Rule 424 (c) of Regulation C
                                                      SEC File Number: 333-77575

PROSPECTUS SUPPLEMENT
(To Prospectus Dated May 13, 1999)


                             6,151,178 TOTAL SHARES

                        VISTA INFORMATION SOLUTIONS, INC.
                                  COMMON STOCK

         The information in this prospectus supplement concerning the selling stockholders supplements the statements set forth under the caption "Selling Stockholders" in the prospectus. Capitalized items used and not defined herein shall have the meanings given to them in the prospectus.

                              SELLING STOCKHOLDERS

         The information set forth under the caption "Selling Stockholders" in the prospectus is supplemented as follows: On June 8, 1999 Richard Bush transferred 40,234 shares to David C. Bush and 40,234 shares to Todd Epple. On June 16, 1999 and June 28, 1999 Chadwick-Healy Ventures, Inc. transferred 29,961 shares to Sir Charles Chadwyck-Healey; 75,357 shares to RHR Trust Co. Limited; 75,357 shares to RHM Trust Co. Limited; 30,112 shares to Catherine Chadwyck-Healey; 60,226 shares to Edward Chadwyck-Healey; and 30,112 shares to Faith Chadwyck-Healey. VISTA has consented to the use of the prospectus as supplemented by this prospectus supplement.

         The information set forth under the caption "Selling Stockholders" in the prospectus is supplemented as follows:


Selling Stockholders (1)                          Shares of Common Stock (2)
--------------------                              ----------------------
Richard Bush                                              157,342
David Bush                                                119,504
Todd Epple                                                119,504
Chadwick-Healy Ventures, Inc.                             289,317
Sir Charles Chadwyck-Healey(3)                             29,961
RHR Trust Co. Limited(4)                                   75,357
RHM Trust Co. Limited(5)                                   75,357
Catherine Chadwyck-Healey(6)                               30,112
Edward Chadwyck-Healey(7)                                  60,226
Faith Chadwyck-Healey(8)                                   30,112


(1) The persons named in the table have the sole voting and investment power with respect to all shares of Vista common stock shown as beneficially owned by them, subject to community property laws, where applicable.
(2)  Assumes the sale of all shares offered hereby.
(3)  Includes 5,875 shares held in escrow.
(4)  Includes 14,776 shares held in escrow.
(5)  Includes 14,776 shares held in escrow.
(6)  Includes 5,904 shares held in escrow.
(7)  Includes 11,810 shares held in escrow.
(8)  Includes 5,904 shares held in escrow.


            The date of this prospectus supplement is July 22, 1999.